EXHIBIT 10.3


                                      LEASE


         This Lease made this 25 day January, 1995 by and between Durand Properties, hereinafter referred to as "Landlord," and U.S. Environmental, Inc. 1700 W Hwy 36, St. Paul MN 55113 hereinafter referred to as "Tenant."


                                   WITNESSETH

         1. LEASED PREMISES. Landlord hereby leases to Tenant, and the Tenant hereby leases from Landlord, 8,000 interior square feet of the structure located on the south side of State Trunk Highway 11, located in the Town of Dover, Racine County, Wisconsin, having a property address of 21209 Building # 6 Durand Avenue, Union Grove, Wisconsin, 53182.

         2. EFFECTIVE DATE AND TERM. This lease is for a term of five (5) years, commencing on March 1, 1995, and terminating at 11:59 p.m., on February 28, 200. The Tenant then has the first (1st) option to renegotiate for one (1) additional
(5) year period or longer lease with the new terms based on fair market values existing at that time for comparable square footage of manufacturing or similar space, provided that tenant shall notify Landlord of its intent to exercise said option at least six (6) months prior to the termination of said first term, or said option shall be null or void. Both parties agree and understand that the renegotiation of an extended term of this lease shall be in good faith, but in the event that the parties cannot agree to the terms of the extended lease then neither party shall be bound to the other, beyond the initial term of this agreement.

         3. RENT. (a) Fixed Rent. Tenant shall pay to Landlord fixed rent for the Term of this Lease as follows:

         LEASE YEARS                                      MONTHLY PAYMENT
FEBRUARY 15 1995 TO
FEBRUARY 14 1996                                              $2,675.00

FEBRUARY 15 1996 TO
FEBRUARY 14 1997                                              $2,800.00

FEBRUARY 15 1997 TO
FEBRUARY 14 1998                                              $2,950.00

FEBRUARY 15 1998 TO
FEBRUARY 14 1999                                              $3,100.00

FEBRUARY 15 1999 TO
FEBRUARY 14 2000                                              $3,250.00

         Due at the signing of the lease a check for the first and last months payments will be paid.

         The fixed monthly installments, shall be paid in advance, on or before the first of each calendar month during the term. Any late payment will applied at 1- 1/2%.

                  (b) Real Property Taxes. Landlord shall pay all real estate taxes for the Leased Premises.

         4. SPECIAL ASSIGNMENTS. Landlord shall be responsible for and pay all special assessments levied against or attributable to the Leased Premises. Special assessments shall include any assessment made by governmental or municipal entity for improvement to the Leased Premises (e.g. sewer, water, roads curb, gutters, sidewalks).

         5. PERSONAL PROPERTY TAX. Tenant shall pay any and all personal property taxes as may be levied upon Tenant's personal property and equipment, and any fixtures installed by Tenant at the Leased Premise.

         6. UTILITIES. The Leased Premises are not presently served by a municipal sewer and/or water utility. The Leased Premises receives its water from a well maintained by the Landlord. The sewage and waste water from the Leased Premises are directed to a holding tank. Landlord shall, at its own cost, maintain the well and the holding tank and Tenant shall have no responsibility to pay any costs associated with the supply of fresh water to the Leased Premises from the well.

         It is understood by both Landlord and Tenant that at some time during either the Initial Term of this Lease or any extension, the Leased Premises may be connected to a municipal sewer and water utility. As provided in paragraph 4 of this Lease, Tenant shall not be responsible to pay for any special assessments levied against or attributable to the Leased Premises for municipal and sewer water systems. Tenant does agree, however, to pay when due, and to save Landlord harmless therefrom, any and all charges caused by Tenant's use of the municipal water and/or sewer system, provided that such service is separately metered for the Leased Premises. Tenant further agrees to pay when due, and save Landlord harmless therefrom, any and all charges as may be levied against the Leased Premises for the use of electrical or gas service.

         7. CHARACTER OF OCCUPANCY. Tenant agrees that the Leased Premises shall be used for its business of Lamp Material Processing or any other similar lawful business use relating to this area. Landlord shall not unreasonably withhold its consent to permit Tenant to change its use. Tenant agrees that the premises shall be used and occupied in a careful, safe and proper manner, and that no waste will be committed or permitted upon, or any damage done to said premises. Tenant agrees that it will not conduct nor permit any act, nor keep on said premises any property which may be contrary to, or in violation of, any law or ordinance of the United States, the State of Wisconsin, or the County of Racine, or any municipality in which said premises are located.

         8. ALTERATIONS AND IMPROVEMENTS. Tenant agrees that it will make no alterations in, additions or improvements to the Leased Premises without first of obtaining Landlord's written consent. Landlord agrees that it shall not unreasonably withhold consent for same. All improvements or alterations made by Tenant shall belong to Landlord upon the termination of this Lease, unless Landlord and Tenant have agreed to the contrary and in writing at the time the improvement or alteration was made. In the event Tenant is to remove the alteration or improvement, it must do so at its own expense and restore the Leased Premises to the same condition of the premises before making such alterations and improvements, normal wear and tear accepted. Tenant agrees it will save Landlord harmless from and against all expenses, liens, claims or damages to either property or persons which arise by reason of making alterations or improvements to the Leased Premises.

         9. INSURANCE. Tenant shall at all times, during the term of the Lease, insure and keep insured premises for liability to anyone for personal injury in the sum of at least 500,000.00 per individual injury and 1,000,000.00 per occurrence, and deliver proof of the existence of said insurance and that said insurance is at all times enforced during the term to Landlord.

         10. REPAIRS. Landlord agrees to maintain and repair the exterior of the building, and all exterior areas adjacent thereto and owned by Landlord.

         Landlord further agrees to maintain and repair the mechanical systems of the Leased Premises including major plumbing, heating, glass replacement, roof leaks, and structural repairs. Tenant is responsible for standard daily maintenance procedures, i.e. leaking pipe fittings, filter changes, etc, and all other maintenance necessitated by either the negligence or intentional wrong doing of Tenant or Tenant's agents and employees.

         Tenant agrees to return the premises to Landlord upon the termination of this Lease, in the same condition of repair as at the commencement of this Lease, normal wear and tear accepted.

         11. SIGNS AND SITE ADVERTISING. Except as may otherwise be agreed by Landlord, in writing, Tenant shall be permitted only one exterior sign advertising Tenant's business. Such a sign shall be placed upon that exterior portion of the Leased Premises designated by Landlord. The purpose of this clause is to maintain a uniform exterior appearance to the premises.

         12. ASSIGNMENTS AND SUBLETTING. The Tenant may not assign this Lease or sublet the Leased Premises without the prior written consent of the Landlord, which consent, however, shall not be unreasonably withheld. Upon any such subletting or assignment, the Tenant shall remain liable for all rents and obligations payable hereunder, and the performance of all of its obligations hereunder.

         13. TERMINATION BY INSOLVENCY. It is further agreed between the parties hereto that if the Tenant shall be declared insolvent or adjudicated a bankrupt, or if the Tenant shall make an assignment for the benefit of creditors or otherwise, or if the Tenant's leasehold interest herein shall be sold under execution or if a Trustee in bankruptcy or a receiver be appointed for the Tenant, whether under the operation of the Federal or of the State Statutes, then and in any of said cases the Landlord without prejudice to the rights of the Landlord hereunder, at the option of the Landlord, immediately and without notice to the Tenant or may assignee, transferee, receiver, trustee, or any other person or persons, may terminate this Lease and immediately retake possession of said premises, using such force as may be necessary without being deemed guilty of any manner of trespass or forcible entry or detainer.

         14. DEFAULT. In the event default by Tenant not remedied under the provisions of this section, Landlord shall have the right to (1) declare the Lease at an end and terminate it; (2) sue for the rent due and to become due under the Lease; (3) sue for any damages sustained by the Landlord; (4) continue the Lease in effect and relet the premises on such terms and conditions as the Landlord may deem advisable with the Tenant remaining liable for the monthly rent plus the reasonable cost of obtaining possession of the premises and any repair or alterations necessary to prepare the premises for reletting; less the rentals received from such reletting, if any (5) resort to any and all legal remedies or combinations of remedies which the Landlord may desire to assert.

         No action of either the Tenant or the Landlord shall be construed as an election to terminate this Lease unless written notice of such intention be given to the other party. In the event of default, the prevailing party shall be entitled to reasonable attorney's fee and other costs and expenses incurred in enforcing the obligations under this Lease.

         15. LOSS OR DAMAGE TO TENANTS PROPERTY. All personal property of any kind or description in the Leased Premises shall be held at Tenant's own risk, and Landlord shall not be liable for any damage suffered by Tenant's business, provided that such loss or damage was not caused by the negligence or intentional wrongful act of Landlord, or Landlord's agents and employees.

         16. PAYMENTS AFTER TERMINATION. No payment of money by Tenant to Landlord after the termination of this Lease, in any manner, or after the giving of any notice (other than a demand for the payment of money) by the Landlord to Tenant, shall reinstate, continue or extend the term of this Lease. The initial term of this Lease may be extended only by the provision of the notice required in paragraph 2. The acceptance by Landlord of one month's rent for the first month after the expiration or termination this Lease shall constitute a renewal for a period of one month only and each subsequent acceptance of a month's rent shall constitute a further renewal for one month only.

         17. FIRE CLAUSE. If the demised premises shall be so damaged by fire, lightning, tornado or similar catastrophe so as to render the premises untenantable to the Tenant and the damage is so great that the premises cannot be rebuilt within (120) days, then Landlord and Tenant, at either's option, may terminate this Lease, and Tenant shall pay rent only up to the time the premises became untenantable, and shall then surrender the premises to the Landlord. If the premises can be made tenantable to this Tenant within (120) days, Landlord shall proceed to do so, and Tenant's rent shall abate during the period the premises are untenantable. If the damage is caused by the Tenant's negligence, Tenant shall be responsible for making the premises tenantable and rent shall not abate.

         18. RIGHT OF ENTRY. The Landlord with prospective Tenant's shall have the right to enter the Leased Premises during the ninety (90) day period next prior to the expiration of the term hereof, and during said period shall have the right to place on said premises signs advertising the premises for rent or lease.

         19. WAIVERS. No waiver of any conditions or covenant of this Lease by either party hereto shall be deemed to imply or constitute a further waiver by such party of any other condition or covenant of said Lease.

         20. MUTUAL INDEMNIFICATION. Landlord and Tenant agree to Indemnify and save, protect and keep harmless each other from every and all cost, loss, damage, liability, expense, penalty, and fine whatsoever, which may arise from or be claimed by any person or persons for any injuries to person or property, or damage of whatever kind of character arising from the negligence or intentional wrong doing of the other or the agents and employees of the other.

         Landlord and Tenant shall each comply and conform with all laws, statues, ordinances and regulations of the United States, the State of Wisconsin, the County of Racine, and the municipality in which the Leased Premises are situated, now and for all times hereafter that this Lease is in effect; if any suits or proceedings are brought against Landlord or Tenant an account of any alleged violation of any law, statute, ordinance or regulation by the other, or on account of negligence or intentional wrong doing by the other or the agent and employees of the other, Landlord and Tenant agree they will defend the same and pay whatever judgements may be recovered on account thereof.

         21. OUTSIDE STORAGE. Any outside storage by Tenant shall be approved in advance by Landlord and must be maintained in an orderly fashion.

         22. All Lawn care is included in this lease is available at a rate of $40.00 per hour.

         23. OPTION TO PURCHASE. The Tenant has the option to purchase the property at the end of each year of the lease Terms are set by Tenant and Landlord at that time. The following prices are base with inflation pro rated by years of lease.

         8000 square foot building on 1.4 acres of land, lot size of 153' wide x 400' deep, zoned M3.
         PRICE:            $265,000.00.

         Above property with a lot size of 153' wide x 587' deep
         PRICE: $275,000.00.

         24. ENVIRONMENTAL: The leased property has had an Environmental Phase I Audit completed, on August 23, 1994. Enclosed is a copy for your review. During the term of the lease the tenant shall keep enforce Environmental Hazard Insurance of 1,000,000.00. With a certificate on record with Landlord with 10 day notification of cancellation. At the end of the lease should the tenant not exercise the option to purchase, the tenant shall have an environmental audit conducted by a state of Wisconsin recognized firm. Returning to the Landlord the property in the same environmental condition that it was in at the beginning of the lease.

         25. The building at this date is not complete. See Rider "A" for details.

         26. WHO BOUND; AUTHORITY TO EXECUTE. All terms, covenants and conditions hereof shall be binding upon the respective parties, their successors and assigns. Parties represent, if corporate, that their respective boards of directors have approved the execution of this Lease and that the respective officers who executed the same have the power and authority to do so.


                                    RIDER "A"

The Landlord agrees to finish the following items:

         Office Area

         1.       Drywall, drop ceiling, lights
         2.       1 Private office, 1 conference room
         3.       Heat and Air conditioning

         Shop Area

         1.       Install Shop Heaters
         2.       Washrooms and Shower